Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-261064) of BayFirst Financial Corp. of our report dated March 28, 2024, with respect to the consolidated financial statements of BayFirst Financial Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Tampa, Florida
March 28, 2024